Exhibit 10.11

                           RESTRICTED STOCK AGREEMENT
                     UNDER THE 1998 IMS HEALTH INCORPORATED
                  NON-EMPLOYEE DIRECTORS' STOCK INCENTIVE PLAN

This restricted stock agreement (the "Award Agreement") confirms the restricted stock award (the "Award") made on ____________ by the Compensation and Benefits Committee (the "Committee") of the Board of Directors of IMS Health Incorporated (the "Company") to


                    ____________________ (the "Participant")


of ________ shares of the Company's common stock, par value $0.01 per share (the "Restricted Stock"). The Restricted Stock is awarded in accordance with and is subject to all the terms and conditions of the 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan (the "Plan"), which Plan is incorporated herein by reference.

Certificates issued in respect of the Restricted Stock shall be registered in the name of the Participant and shall bear the following legend, or any other similar legend as may be required by the Company:

       "The transferability of this certificate and the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan and an agreement entered into between the registered owner and IMS Health Incorporated. Copies of such Plan and the agreement are on file in the office of the Secretary of IMS Health Incorporated."

Except as otherwise provided in this Award Agreement and the Plan, the Participant shall have all the rights of a shareholder of the Company with respect to the Restricted Stock, including the right to vote the shares and receive dividends and distributions. However, until the Restricted Stock is released to the Participant as set forth below, the Participant may not sell, transfer, pledge, assign or otherwise dispose of the Restricted Stock.

The stock certificates evidencing the Restricted Stock shall be held in custody by a bank or other institution, or by the Company itself, until such shares are forfeited in accordance with the Plan, or until the restrictions thereon shall have lapsed as set forth below. The Participant hereby agrees as a condition to the award of the Restricted Stock to deliver to the Company, together with this Award Agreement, a stock power endorsed in blank relating to the Restricted Stock covered by this Award, so that, in the event of a forfeiture of the Award, the Restricted Stock will be transferred to the Company.



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Subject to earlier  forfeiture (or release) of the Restricted  Stock as provided in the Plan, all such shares will be released to the Participant free of all restrictions and delivered to the Participant on ______________.

IN WITNESS WHEREOF, IMS Health Incorporated has caused this Award Agreement to be executed by its officer thereunto duly authorized.

By the Company's signature below, and your acceptance of these restricted shares, you and the Company agree that these shares are governed by the terms and conditions of the Plan and the Plan Prospectus, all of which are attached and made part of this document.


IMS HEALTH INCORPORATED


/s/ Kenneth S. Siegel

Kenneth S. Siegel
SVP, General Counsel and Secretary